CODE OF BUSINESS CONDUCT AND ETHICS

AS ADOPTED BY THE BOARD OF DIRECTORS

ON APRIL 22, 2004 AND AMENDED ON
AUGUST 11, 2004, OCTOBER 26, 2004 AND
NOVEMBER 16, 2005

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Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of W&T Offshore, Inc. ("the Company"), in the conduct of the Company's business. All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Company encourages its agents, representatives, and consultants to be familiar with and follow this Code.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about conflicts between this policy and any law, you should follow the guidelines described in Section 14 of this Code.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

1. Compliance with Laws, Rules and Regulations

The Company's ethical standards are built on obeying the law, in letter and spirit. All employees, officers and directors must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees, officers and directors are expected to know the details of these laws, each employee, officer and director should know enough to seek advice from supervisors, managers, other appropriate personnel, or the Company's legal counsel when necessary.

The Company will promote compliance with laws, rules and regulations, including insider-trading laws. The Company will also hold such training session as and when the Company believes they are necessary.

2. Conflicts of Interest

Employees, officers and directors should avoid actual and apparent conflicts of interest. A "conflict of interest" exists when a person's private interest interferes or appears to interfere in any way with the interests of the Company.

A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, officers and directors and their family members may create conflicts of interest. It is almost always a conflict of interest for a Company employee, officer or director to work simultaneously for a competitor, customer or supplier. Employees and officers may not work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest may not always be as clear-cut as in the examples above, so if you believe that you may have or have become aware of an actual or apparent conflict of interest, you should notify the Company promptly. Any employee should bring the conflict to the attention of a supervisor, manager or other appropriate senior personnel. Supervisors, managers and senior personnel should report to the Company's officers. Officers and directors should report to the Board of Directors. In the alternative, you should consult and follow the procedures described in Section 14 of this Code.

3. Insider Trading

Employees, officers and directors may not use the Company's confidential information for any other purpose except the conduct of our business. No employee, officer or director should share the information with any other person or use the information to trade stock. All non-public information about the Company -- all information except information that has been announced in press releases, in press or investor conferences, included in the Company's filings with the Securities Exchange Commission or otherwise adequately disclosed to the public -- should be considered "confidential information."

Using confidential information for personal, financial benefit or to provide a "tip" to someone else who might make an investment decision (for instance to buy or sell or go short or long on the Company's stock) on the basis of this information is not only unethical but also illegal. To assist with compliance with laws against insider trading, the Company has adopted the policy set out in Exhibit "A" hereto governing trading in securities of the Company.

The same policy and laws apply to securities issued by another Company if you have material, nonpublic information relating to such a company acquired during your affiliation with the Company.

If you have any questions, please consult the Company's legal counsel.

4. Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer, or director may use corporate property, information, or position for improper personal gain, or compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5. Competition and Fair Dealing; Gifts

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain an unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer, director, family member of an employee, officer, director or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.

Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

6. Discrimination and Harassment

The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7. Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8. Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts. Each expense must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, before destroying any records that are the subject of litigation or governmental investigation you should consult the Company's legal counsel.

9. Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when the Company's legal counsel authorizes disclosure or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee should have executed a confidentiality agreement when he or she began his or her employment with the Company.

10. Protection and Proper Use of Company Assets

All employees, officers and directors should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees, officers and directors to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It could also be illegal and result in civil or even criminal penalties.

11. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's legal counsel can provide guidance to you in this area.

12. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

13. Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers, other appropriate personnel, or the Company's legal counsel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

Employees must read the Company's Employee Complaint Procedures for Accounting and Auditing Matters, which describes the Company's procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

14. Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

    Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

    Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

    Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

    Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

    Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager, your Human Resources manager, or the Company's legal counsel. Directors and officers should report any potential violations of this Code to the Nominating and Corporate Governance Committee of the Board of Directors.

    You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

    Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

EXHIBIT "A" TO

CODE OF BUSINESS CONDUCT AND ETHICS

INSIDER TRADING POLICY

With respect to transactions involving publicly traded securities, W&T Offshore, Inc. (the "Company"), has adopted the following policy:

Directors, officers and employees who are aware of material nonpublic information (an "insider") from or about the Company are not permitted to, directly or indirectly or through family members or other persons or entities, to:

    Buy or sell securities (or derivatives relating to such securities) of the Company, including any transfers in or out of the Company stock funds in any savings plan the Company may have or changes in patterns involving purchases of the Company's securities within the plans (other than pursuant to a pre-approved trading plan that complies with the SEC Rule 10b-5-1); or
    Pass on, tip or disclose material, non-public information to others outside the Company including family and friends.

The same policy also applies to securities issued by another company if a director, officer or employee has acquired material, nonpublic information relating to such company in the course of his or her employment or affiliation with the Company.

When material information has been publicly disclosed, each director, officer and employee must continue to refrain from buying or selling the securities in question until the third business day after the information has been publicly released to allow the markets to absorb the information.

In order to avoid the appearance of impropriety, no director, officer or employee of the Company is permitted to, directly or indirectly or through family members or other persons or entities, buy or sell securities of the Company during any of the four "blackout periods" described below unless such purchase or sale is made pursuant to a pre-determined plan for trades of specified amounts of the Company's common stock in accordance with Rule 10b-5-1 of the Securities Exchange Act of 1934 which was implemented at a time when the director, officer or employee was not in possession of material nonpublic information about the Company.

"Material nonpublic information" is information that would affect a reasonable investor's decision on whether or not to invest in a company's securities. Examples of information that could be considered material, non-public information in some circumstances include:

    Undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations.
    Undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers.
    An undisclosed increase or decrease in dividends on the Company's common stock.
    Undisclosed major regulatory changes that will affect the Company particularly.
    Undisclosed major management changes.
    Undisclosed information as to results of significant exploration and production activity.
    A substantial contract award or termination that has not been publicly disclosed.
    A major lawsuit or claim that has not been publicly disclosed.
    The gain or loss of a significant customer or supplier that has not been publicly disclosed.
    An undisclosed filing of a bankruptcy petition by the Company or a significant subsidiary.
    Information that is considered confidential.
    Any other undisclosed information that could affect the Company's stock price.
    The four "blackout periods" begin on March 31st, June 30th, September 30th and December 31st of each year, and end when three full trading days have passed on the New York Stock Exchange after the company announces its results for the preceding fiscal period.

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law, bind the CEO and all senior financial officers, including the CFO, principal accounting officer, controller, or persons performing similar functions. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers will be bound to:

    Engage in and promote honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships.

    Avoid conflicts of interest and to disclose to the Chairman of the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

    Promptly provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in the Company's other public communications.

    Comply with laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

    Act in good faith, responsibly, with due care, competence and diligence, and not take any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements of the Company misleading.

    Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose.

    Confidential information acquired in the course of one's work will not be used for personal advantage.

    Promptly report to the Chairman of the Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Business Conduct and Ethics or this Code of Ethics.

    Bound to comply with the reporting obligations sections of 16(a) of the Securities Exchange Act of 1934, as amended.

The CEO and senior financial officers will be held accountable to this Code of Ethics. Any failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Company.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Chairman of the Audit Committee and/or the Company's legal counsel. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.